Exhibit 99.1

GFI Group Inc. Announces Record Third Quarter Results

-       GAAP Revenues: Up 42% to $254.7 Million on 41% Rise in Brokerage Revenues

-       GAAP Net Income: Up 56% to $25.9 Million or $0.87 per Diluted Share

-       Non-GAAP Net Income: Up 53% to $27.6 Million or $0.92 per Diluted Share

New York, November 1, 2007 — GFI Group Inc. (Nasdaq: GFIG), an inter-dealer brokerage, market data and analytical software provider for global cash and derivative markets, today announced financial results for the third quarter and nine months ended September 30, 2007.

Highlights

•                  Total revenues for the third quarter of 2007 increased 42% to a record of $254.7 million compared with $180.0 million in the third quarter of 2006.

•                  Brokerage revenues for the third quarter of 2007 rose 41% over the third quarter of 2006, with strong growth in all product categories — credit, financial, equity and commodity, which increased 45%, 28%, 43% and 48%, respectively. All geographic regions demonstrated strong increases in brokerage revenues from the third quarter of 2006.

•                  Brokerage revenues from credit derivative transactions, which are included in GFI’s credit products category, increased 53% for the third quarter of 2007 compared with the same period of 2006.

•                  There were 1,021 brokerage personnel at the end of the third quarter of 2007, representing a net increase of 194 brokerage personnel from the third quarter of 2006 and a gain of 13 from the second quarter of 2007 and up 89 for the year.

•                  For the third quarter of 2007, compensation and employee benefits expense, as a percentage of revenues, was 62.4%, which was in line with the level of 62.5% in the third quarter of 2006 and below the level of 62.9% in the second quarter of 2007.

•                  Non-compensation expense as a percentage of revenues improved to 20.9% for the third quarter of 2007 compared with 22.3% in third quarter of 2006 and 23.2% in the second quarter of 2007.  On a non-GAAP basis, non-compensation expense as a percentage of revenues declined to 19.8% in the third quarter of 2007 from 21.6% in the third quarter of 2006 and 21.9% in the second quarter of 2007.

•                  Net income for the third quarter of 2007 increased 56% to a record $25.9 million, or $0.87 per diluted share, compared with $16.6 million, or $0.57 per diluted share in the third quarter of 2006.  On a non-GAAP basis, net income for the third quarter of 2007 rose 53% to $27.6 million, or $0.92 per diluted share, compared with $18.0 million, or $0.62 per diluted share in the third quarter of 2006.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “Our record third quarter performance was driven in part by robust trading in our credit, equity and financial products as the subprime debt turmoil continued to create volatility in world financial markets.  We also benefited from our investment in technology and brokerage personnel as well as from our continuing effort to improve operating leverage.

“Our strong revenue performance in credit and equity products was in part a function of the subprime market fallout.  Revenues from credit products increased 45% year-over-year and equity product revenues rose 43%, both reaching record levels in the third quarter. The success of our CreditMatch® electronic trading platform in Europe further contributed to our growth in credit derivatives and investment grade bonds. The increase in our equity product revenues benefited from the progress and leadership of our Paris office.

“Our financial product revenues increased 28% over the prior year period, reflecting continued strength in emerging market products in all regions, especially Europe and Asia, while commodity product revenues increased 48% over the third quarter of 2006 benefiting from the contribution of our Amerex businesses and growth in several energy products in Europe.

“We made measurable progress in improving our operating leverage in the third quarter, which is an ongoing objective for GFI management.  In addition to controlling employment and related compensation costs despite ongoing competition for brokerage personnel, we made headway in reducing non-compensation costs as a percentage of revenues.  As a result, our growth in net income exceeded our revenue growth for the quarter.

“We have entered the fourth quarter with market trends remaining favorable.  The third quarter volatility subsided towards the end of the quarter but returned in October. October revenues are approximately 35% ahead of the same month last year.  As a result, we expect our fourth quarter brokerage revenues to increase in the region of 20% to 25% over the fourth quarter of 2006.

Mr. Gooch concluded: “Based on the substantial growth and progress of GFI to date and our anticipation of future growth opportunities, our Board of Directors has authorized management to seek stockholder approval to increase the Company’s authorized share capital for general corporate use, including authorization for up to a four-for-one stock split in the form of a stock dividend.”

The Company noted that the GFI Board has authorized the calling of a Special Meeting of Stockholders specifically to approve an increase in the number of authorized shares of common stock to 400 million from the current level of 100 million.

The Company further noted that the details of the Special Meeting of Stockholders as well as the record and payment dates for the proposed stock dividend, when and if declared by the Board, will be announced at a later time.

Revenues

For the third quarter of 2007, total revenues increased 42% to $254.7 million compared with $180.0 million in the third quarter of 2006.  Non-GAAP revenues for the third quarter of 2006 were $181.0 million, excluding the effect of foreign exchange collars described below.

Brokerage revenues rose 41% to $244.9 million in the third quarter of 2007 and included a 45% increase in credit products, a 28% increase in financial products, a 43% increase in equity products and a 48% increase in commodity products compared, in each case, with the third quarter of 2006.  Third quarter 2007 commodity product revenues included the contribution of the North American brokerage operations of Amerex Energy, which GFI acquired on October 1, 2006.

Revenues from analytics and data products in the third quarter of 2007 were $4.9 million compared with $5.0 million in the same period of 2006.

By geographic region, third quarter 2007 brokerage revenue growth increased 36% in North America, 48% in Europe and 34% in Asia Pacific over the third quarter of 2006.

Expenses

For the third quarter of 2007, compensation and employee benefits expense was $158.8 million or 62.4% of total revenues compared with $112.5 million or 62.5% of total revenues in the third quarter of 2006 and $143.5 million or 62.9% of total revenues in the second quarter of 2007.  On a non-GAAP basis, compensation and employee benefits expense represented 62.4% of total revenues for the third quarter of 2007 versus 62.2% in the third quarter of 2006 and 62.5% in the second quarter of 2007.

Non-compensation expense for the third quarter of 2007 was $53.2 million or 20.9% of total revenues compared with $40.2 million or 22.3% of total revenues in the third quarter of 2006 and $53.0 million or 23.2% of total revenues in the second quarter of 2007.  On a non-GAAP basis, non-compensation expense for the third quarter of 2007 was 19.8% of total revenues compared with 21.6% in the third quarter of 2006 and 21.9% in the second quarter of 2007.

Earnings

On a GAAP basis, net income for the third quarter of 2007 increased 56% to $25.9 million, or $0.87 per diluted share, compared with $16.6 million or $0.57 per diluted share in the third quarter of 2006.  On a non-GAAP basis, net income for the third quarter of 2007 rose 53% to $27.6 million, or $0.92 per diluted share, compared with $18.0 million or $0.62 in the third quarter of 2006.  The non-GAAP amounts exclude non-operating or non-recurring items as summarized under “Non-GAAP Financial Measures.”

Nine-Month Results

On a GAAP basis, for the nine months ended September 30, 2007, GFI’s revenues were $723.2 million and net income was $69.7 million or $2.34 per diluted share compared with revenues of $553.1 million and net income of $47.7 million or $1.64 per diluted share for the first nine months of 2006.  Excluding non-operating or non-recurring items, non-GAAP revenues for the first nine months of 2007 were also $723.2 million while net income was $74.3 million or $2.50 per diluted share.  For the first nine months of 2006, non-GAAP revenues were $556.5 million and net income was $54.6 million or $1.87 per diluted share.

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  The non-GAAP financial measures used by GFI include non-GAAP revenues, non-GAAP net income and non-GAAP diluted earnings per share.  These non-GAAP financial measures currently exclude amortization of acquired intangibles and certain other items that management views as non-operating or non-recurring from the Company’s statement of income as detailed below.

In addition, GFI may consider whether other significant non-operating or non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.  GFI’s management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes.  Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results.  GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Set forth below is specific detail regarding items excluded in our non-GAAP financial measures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

In the third quarter of 2007, there was no difference between GAAP and non-GAAP revenues.  The difference between GAAP and non-GAAP net income was $1.7 million and reflected for non-GAAP purposes:

•                  The exclusion of $0.8 million of amortization on all acquired intangible assets.

•                  The exclusion of items related to the planned relocation of the Company’s New York offices to larger premises scheduled for the first half of 2008, including:

-                    $0.8 million of duplicate rent expense;

-                    $1.1 million of accelerated depreciation expense related to assets to be abandoned.

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $1.1 million.

For the first nine months of 2007, there was no difference between GAAP and non-GAAP revenues.  The difference between GAAP and non-GAAP net income for the period reflected the above items as well as the exclusion for non-GAAP purposes of:

•                  $1.8 million of amortization on all acquired intangible assets.

•                  The exclusion of $0.8 million of payroll-related taxes in the UK on the exercise of stock options by a former Company executive in connection with his departure from the Company.

•                  The exclusion of items related to the planned relocation of the Company’s New York offices, including:

-                    $1.6 million accrual for lease termination costs;

-                    $0.2 million of duplicate rent expense;

-                    $0.4 million of accelerated depreciation expense related to assets to be abandoned.

•                  The effect of adjusting for this item would increase the Company’s income tax expense by $1.9 million.

The difference between GAAP and non-GAAP amounts for the third quarter of 2006 reflected the exclusion for non-GAAP purposes of:

•                  A $1.0 million loss reclassified from accumulated other comprehensive loss into other income due to foreign exchange collars.  In the first quarter of 2005, GFI discontinued hedge accounting for a foreign exchange collar because the rates on the contract were renegotiated, resulting in a termination of the contract and the execution of a new contract. The new contract did not qualify for hedge accounting, resulting in all unrealized gains and losses on the contract being recorded directly to earnings. The new contract was settled on June 30, 2005 for a net realized gain of $1.1 million. Unrealized losses on the original contract remained in accumulated other comprehensive loss on the balance sheet and were reclassified into earnings over the term of the original contract. As of December 31, 2006, there was no remaining unrealized loss to be recognized.

•                  The exclusion of $0.2 million of amortization on all acquired intangible assets.

•                  The exclusion of $1.0 million of costs incurred by the Company relating to its first year of compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 which management believes were in excess of those costs required for continued compliance.

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $0.8 million.

The difference between GAAP and non-GAAP amounts for the first nine months of 2006 reflected the above items as well as the exclusion for non-GAAP purposes of:

•                  A $2.4 million loss reclassified from accumulated other comprehensive loss into other income due to the aforementioned foreign exchange collars.

•                  The exclusion of $0.6 million of amortization on all acquired intangible assets.

•                  A $0.8 million accrual for the remaining rent and related charges for the Company’s vacated London office.

•                  The exclusion of $2.7 million for severance costs related to the closure of a desk in the U.S.

•                  The exclusion of $1.7 million of costs incurred by the Company relating to its first year of compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 which management believes were in excess of those costs required for continued compliance.

•                  The exclusion of $0.6 million of professional fee expenses related to the Company’s secondary offering.

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $3.3 million.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. (Eastern Time) on Friday, November 2, 2007 to review its third quarter 2007 financial results and business outlook. Those wishing to listen to the live conference via telephone should dial 800-591-6944 in North America and +1 617-614-4910 in Europe.  The passcode for the call is 20526309.  A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the Investor Relations page at http://www.gfigroup.com.  Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (http://www.GFIgroup.com) is a leading inter-dealer broker specializing in over-the-counter derivatives products and related securities. GFI Group Inc. provides brokerage services, market data and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,500 people with additional offices in London, Paris, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Englewood (NJ), and Sugar Land (TX). GFI provides services and products to over 2,000 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFI™, GFInet®, CreditMatch®, GFI ForexMatch®, FENICS®, Starsupply® and Amerex®.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Chris Ann Casaburri
Investor Relations Manager
212-968-4167
chris.casaburri@gfigroup.com

Media Contact:
GFI Group Inc.
Alan Bright
Public Relations Manager
011-44-20-7877-8049
alan.bright@gfigroup.co.uk

- FINANCIAL TABLES FOLLOW -

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUES:
Brokerage revenues:
Agency commissions	$198,405	$138,961	$562,396	$406,005
Principal transactions	46,467	34,478	136,888	117,330
Total brokerage revenues	244,872	173,439	699,284	523,335
Analytics and market data	4,855	4,954	14,672	14,419
Contract revenue	11	—	215	5,881
Interest income	2,589	2,150	6,988	6,778
Other income (loss)	2,416	(585)	2,023	2,699
Total revenues	254,743	179,958	723,182	553,112

EXPENSES:
Compensation and employee benefits	158,845	112,543	453,827	343,089
Communications and market data	11,329	9,799	33,084	26,755
Travel and promotion	9,929	7,069	28,935	23,149
Rent and occupancy	6,439	4,594	17,529	15,048
Depreciation and amortization	6,747	4,338	17,694	12,222
Professional fees	4,459	4,391	12,360	13,755
Clearing fees	8,063	5,884	22,532	18,159
Interest	1,703	1,124	5,554	4,648
Other expenses	4,574	3,098	16,132	10,497
Contract costs	6	—	133	5,180
Lease termination costs to affiliate	—	(93)	—	(185)
Total expenses	212,094	152,747	607,780	472,317

INCOME BEFORE PROVISION FOR INCOME TAXES	42,649	27,211	115,402	80,795

PROVISION FOR INCOME TAX	16,746	10,621	45,752	33,126

NET INCOME	$25,903	$16,590	$69,650	$47,669

Basic earnings per share	$0.88	$0.58	$2.40	$1.69
Diluted earnings per share	$0.87	$0.57	$2.34	$1.64

Weighted average shares outstanding - basic	29,335,229	28,441,089	29,071,716	28,248,634

Weighted average shares outstanding - diluted	29,903,696	29,221,795	29,731,643	29,104,286

GFI Group Inc. and Subsidiaries

Consolidated Statement of Operations

As a Percentage of Total Revenues

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUES:
Brokerage revenues:
Agency commissions	77.9%	77.2%	77.8%	73.4%
Principal transactions	18.2%	19.2%	18.9%	21.2%
Total brokerage revenues	96.1%	96.4%	96.7%	94.6%
Analytics and market data	1.9%	2.8%	2.0%	2.6%
Contract revenue	0.0%	0.0%	0.0%	1.1%
Interest income	1.0%	1.2%	1.0%	1.2%
Other income	0.9%	-0.3%	0.3%	0.5%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	62.4%	62.5%	62.8%	62.0%
Communications and market data	4.4%	5.4%	4.6%	4.8%
Travel and promotion	3.9%	3.9%	4.0%	4.2%
Rent and occupancy	2.5%	2.6%	2.4%	2.7%
Depreciation and amortization	2.6%	2.4%	2.4%	2.2%
Professional fees	1.8%	2.4%	1.7%	2.5%
Clearing fees	3.2%	3.3%	3.1%	3.3%
Interest	0.7%	0.6%	0.8%	0.8%
Other expenses	1.8%	1.7%	2.2%	1.9%
Contract costs	0.0%	0.0%	0.0%	0.9%
Lease termination costs to affiliate	0.0%	-0.1%	0.0%	0.0%
Total expenses	83.3%	84.7%	84.0%	85.4%

INCOME BEFORE PROVISION FOR INCOME TAXES	16.7%	15.3%	16.0%	14.7%

PROVISION FOR INCOME TAX	6.6%	5.9%	6.3%	6.0%

NET INCOME	10.2%	9.4%	9.6%	8.7%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Brokerage Revenues by Product Categories:
Credit	$87,845	$60,654	$245,092	$191,765
Financial	49,298	38,605	140,164	117,035
Equity	59,155	41,426	168,822	128,994
Commodity	48,574	32,754	145,206	85,541

Total brokerage revenues	$244,872	$173,439	$699,284	$523,335

Brokerage Revenues by Geographic Region:
North America	$100,703	$74,277	$305,921	$235,350
Europe	121,060	81,857	331,212	241,875
Asia-Pacific	23,109	17,305	62,151	46,110

Total brokerage revenues	$244,872	$173,439	$699,284	$523,335

	September 30,	December 31,
	2007	2006

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$208,867	$181,484
Total assets (1)	1,216,674	699,609
Total debt, including current portion	58,535	90,253
Shareholders’ equity	420,044	330,469

Selected Statistical Data:
Brokerage personnel headcount (2)	1,021	932
Employees	1,566	1,438
Broker productivity for the period (3)	$242	$198

(1)                  Total assets include receivables from brokers, dealers and clearing organizations of $602.4 million and $174.7 million at September 30, 2007 and December 31, 2006, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)                  Brokerage personnel headcount includes brokers, trainees and clerks.

(3)                  Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

GAAP revenues	$254,743	$179,958	$723,182	$553,112
Hedge contracts (a)	—	1,030	—	3,407
Non-GAAP revenues	254,743	180,988	723,182	556,519

GAAP expenses	212,094	152,747	607,780	472,317
Non-operating adjustments:
Amortization of intangibles	(817)	(245)	(2,658)	(867)
Tax on former executive stock option exercise	—	—	(840)	—
Lease termination costs	—	—	(1,591)	(801)
Duplicate rent	(849)	—	(1,071)	—
Accelerated depreciation	(1,131)	—	(1,508)	—
Severance on discontinued desk	—	—	—	(2,665)
Excess SOX costs for initial year	—	(956)	—	(2,621)
Expenses related to secondary offering	—	—	—	(635)
Total (b)	(2,797)	(1,201)	(7,668)	(7,589)
Non-GAAP operating expenses	209,297	151,546	600,112	464,728

GAAP income before income tax provision	42,649	27,211	115,402	80,795
Sum of reconciling items = (a) - (b)	2,797	2,231	7,668	10,996
Non-GAAP income before income tax provision	45,446	29,442	123,070	91,791

GAAP income tax provision	16,746	10,621	45,752	33,126
Income tax benefit on non-operating loss (c)	1,109	801	2,969	4,101
Non-GAAP income tax provision	17,855	11,422	48,721	37,227

GAAP net income	25,903	16,590	69,650	47,669
Sum of reconciling items = (a) - (b) - (c)	1,688	1,430	4,699	6,895
Non-GAAP net income	$27,591	$18,020	$74,349	$54,564

GAAP basic net income per share	$0.88	$0.58	$2.40	$1.69
Basic non-operating income per share	$0.06	$0.05	$0.16	$0.24
Non-GAAP basic net income per share	$0.94	$0.63	$2.56	$1.93

GAAP diluted net income per share	$0.87	$0.57	$2.34	$1.64
Diluted non-operating income per share	$0.05	$0.05	$0.16	$0.23
Non-GAAP diluted net income per share	$0.92	$0.62	$2.50	$1.87